EXHIBIT 23(a)








CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of First Albany Companies Inc. on Form S-8 (File No. 0- 14140) of our report dated March 18, 1996 on our audits of the statements of net assets available for plan benefits as of December 31, 1995 and 1994 and the statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1995 of First Albany Companies Inc. Stock Bonus Plan and of our report dated November 10, 1995 on our audits of the consolidated financial statements and financial statement schedule of First Albany Companies Inc. as of September 29, 1995 and September 30, 1994 and for each of the three years in the period ended September 29, 1995. We also consent to the reference to our firm under the caption "Experts."



                                                        Coopers & Lybrand LLP



Albany, New York
December 20, 1996

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